Registration No.  33-59257

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          THE PROCTER & GAMBLE COMPANY
             (Exact name of registrant as specified in its charter)

              Ohio                                31-0411980
(State or other jurisdiction                   (I.R.S. Employer
 of incorporation or organization)             Identification No.)

               One Procter & Gamble Plaza, Cincinnati, Ohio 45202
                                 (513) 983-1100
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

               THE PROCTER & GAMBLE SHAREHOLDER INVESTMENT PROGRAM

                           Terry L. Overbey, Secretary
                          The Procter & Gamble Company
               One Procter & Gamble Plaza, Cincinnati, Ohio 45202
                                 (513) 983-4463
             (Name, address, including zip code, and telephone number,
                     including area code, of agent for service)

Approximate date of commencement of proposed sale to public: Pursuant to the Program, as amended, as soon as practicable after the effective date of this Post-effective Amendment No. 2 to this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement contains a combined prospectus that also relates to Registration Statement No. 33-49111 on Form S-3 previously filed by the Registrant and declared effective on October 23, 1992.


PROSPECTUS

                          THE PROCTER & GAMBLE COMPANY
             18,431,661 SHARES OF COMMON STOCK (WITHOUT PAR VALUE)
                                   -----------


               THE PROCTER & GAMBLE SHAREHOLDER INVESTMENT PROGRAM

The Shareholder Investment Program (the "Program") of The Procter & Gamble Company ("Company") provides eligible investors with a convenient and economical method of reinvesting cash dividends and making optional cash payments toward the purchase of shares of The Procter & Gamble Company's Common Stock ("Common Stock"). Optional cash payments may be made by check, money order and direct debit of a checking or savings account. In addition, employees of the Company and certain of its subsidiaries ("Procter & Gamble") may participate through payroll deduction, wherever possible. J. P. Morgan Securities Inc. ("Agent") is the agent for stock purchases and sales.

   PNC Bank, National Association holds the shares acquired under the Program as custodian, either in its or its nominee's name. "Custodian" as used herein refers to PNC Bank, National Association or any subsequent entity which provides custodial services under the Program.

Participants pay any brokerage charges on sales and purchases (and other costs of purchase) under the Program. Additionally, participants who are not employees or retirees of Procter & Gamble pay certain fees to help defray actual costs of administering the Program. The cost of shares of Common Stock acquired under the Program is the average price of all shares purchased for each Investment Period, plus any brokerage charges and other costs of purchase. The shares may be purchased on any securities exchange on which they are traded, in the over-the-counter market, or by negotiated transactions at such prices and on such terms as the Agent for stock purchases may agree, except that the price may not exceed the current best offer in the consolidated system as determined by the Agent. The Agent maintains control over the times when and the prices at which it purchases shares of Common Stock for the Program, the amounts of Common Stock to be purchased, the manner in which shares of Common Stock are purchased and the selection of a broker or dealer through which purchases may be executed. The Company informs the Agent of the amount of optional cash payments and dividends available for investment, if any, on or about each Friday. If any Friday is not a Business Day, then the Company will inform the Agent of the amount of optional cash payments and dividends available for investment, if any, on or about the next succeeding Business Day. "Business Day" refers to a day on which the Company, the Agent and the New York Stock Exchange are open for Business.

If you are an employee of Procter & Gamble who wishes to enroll in the Program through payroll deduction, wherever offered, you must obtain from your Benefits Center or Personnel Contact an Application/Deduction Change Form. The original form must be submitted to your Payroll Department with a copy to the Company's Shareholder Services Department. Shareholders of record who are not employees using the payroll deduction feature may enroll by signing an Authorization Form and submitting it to the Company's Shareholder Services Department. Persons and entities who are not shareholders of record, other than employees using the payroll deduction feature, may enroll by completing an Application Form and submitting it to the Company's Shareholder Services Department. Authorization Forms, Application Forms and all other Program documents are available from the Shareholder Services Department of the Company.

The Common Stock is listed on the New York, Cincinnati, Amsterdam, Paris, Basel, Geneva, Lausanne, Zurich, Frankfurt, Antwerp, Brussels and Tokyo Stock Exchanges.

To the extent required by applicable law in certain jurisdictions, shares offered under the Program are offered through the Agent.

It is recommended that this Prospectus be retained for future reference.
                                 --------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

               The date of this Prospectus is ____________ 1997




                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may also be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the offices of The Cincinnati Stock Exchange, 440 S. LaSalle Street, Suite 2600, Chicago, Illinois 60605.

        The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents filed with the Commission (File No. 1-434) pursuant to the Exchange Act are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (which incorporates by reference portions of the Company's Definitive Proxy Statement dated August 29, 1997 for the Company's Annual Meeting of Stockholders held on October 14, 1997 and portions of its Annual Report to Stockholders for the year ended June 30, 1997).

        2. The Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997. The Company's Current Reports on Form 8-K dated October 15, 1997, October 27, 1997, October 30, 1997, November 5, 1997, November 10, 1997, December 2, 1997 and December 3, 1997.

        3.    All other documents filed by the Company pursuant to Sections 13
              (a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock registered hereunder. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement or this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

        The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Mr. Robert J. Thompson, Manager, Shareholder Services Department, The Procter & Gamble Company, P. O. Box 5572, Cincinnati, Ohio 45201-5572, telephone: (800) 742-6253.


                                   THE COMPANY

        The Company is primarily a manufacturer and distributor of household products. Its products are sold throughout the United States and abroad. The Company is a corporation that was incorporated under the laws of Ohio in 1905 and was the outgrowth of a business founded in 1837 by William Procter and James Gamble. The Company's principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and its telephone number is (513) 983-1100.


                                 USE OF PROCEEDS

        Purchases of Common Stock under the Program will be made in the open market and the Company will not receive any proceeds under the Program (other than limited funds received in the form of certain fees to help offset actual costs of administering the Program).


           TERMS AND CONDITIONS OF THE SHAREHOLDER INVESTMENT PROGRAM

        The following is The Shareholder Investment Program of the Company:

OVERVIEW

        The purpose of the Program is to offer eligible participants an opportunity to buy shares of Common Stock with Common Stock cash dividends and optional cash payments. The Program is administered by the Company. The Company also acts as its own transfer agent and dividend paying agent. J. P. Morgan Securities Inc. ("Agent") is the agent for stock purchases and sales. The Custodian, an affiliate of the Custodian or a nominee of the Custodian or its affiliate holds the shares acquired under the Program. Participation is entirely voluntary. You may join the Program at any time and request that your account be closed whenever you wish.

ELIGIBILITY

        Any person or entity is eligible to enroll in the Program provided that you satisfy the enrollment procedures described below under the heading "HOW TO ENROLL," and, in the case of citizens or residents of a country other than the United States, its territories, and possessions, the Company determines, in its sole discretion, participation is reasonably practicable and does not violate foreign or domestic laws applicable to the Company or the prospective participant.

HOW TO ENROLL

        After being furnished with a copy of this Prospectus, any shareholder of record may enroll in the Program. If you are not already, you may become a shareholder of record concurrent with enrollment in the Program by purchasing Common Stock through the Program. Persons and entities who are not shareholders of record, other than employees using the payroll deduction feature, may enroll by completing an Application Form and submitting it to the Company's Shareholder Services Department. If you are an employee of Procter & Gamble who wishes to enroll in the Program through payroll deductions, wherever offered, you must obtain from your Benefits Center or Personnel Contact an Application/Deduction Change Form. The original form must be submitted to your Payroll Department with a copy to the Company's Shareholder Services Department. Shareholders of record who are not employees using the payroll deduction feature may enroll by signing an Authorization Form and submitting it to the Company's Shareholder Services Department. Application Forms, Authorization Forms and all other Program documents may be obtained from the Company's Shareholder Services Department.

        If you are not an employee of Procter & Gamble using the payroll deduction feature and you wish to become a shareholder of record by purchasing Common Stock through the Program, in addition to your Application Form, you must send a first-party check or money order (made payable in U.S. dollars and drawn on a U.S. bank to The Procter & Gamble Shareholder Investment Program) for your initial investment or submit a Direct Debit Form authorizing an automatic withdrawal from your checking or savings account. The minimum initial investment in the Program by check, money order or direct debit is the greater of $250.00 or the price of one share of Common Stock. If you are an employee of Procter & Gamble, there is no minimum initial investment if you use the payroll deduction feature.

        If you are a beneficial owner of shares of Common Stock registered in "street name" by a bank or broker, you may become a shareholder of record by requesting at least one share of Common Stock be re-registered in your name. You should contact your broker or bank to re-register the share(s). Once you have become a shareholder of record by re-registering at least one share of Common Stock, you will receive an Authorization Form from the Company for enrollment in the Program.

        If you already hold shares of Common Stock registered in your name, be sure to sign your name on the Authorization Form exactly as it appears on your pre-printed Authorization Form and on your certificates. If you do not currently hold shares of Common Stock registered in your name, be sure to sign your name on the Application Form exactly as you want your shares to be registered.

        Participation in the Program begins when your completed Application Form, Authorization Form or Application/Deduction Change Form and, if applicable, an initial investment and other documents are received and accepted by the Company. Participation will include reinvestment of the next dividend payment only if the Application Form, Authorization Form or Application/Deduction Change Form and, if applicable, other materials are received and accepted by the Company on or before the record date for that dividend. The record date is usually ten calendar days after a dividend is declared. Normally, dividends, if any, are declared at the meeting of the Board of Directors of the Company on the second Tuesday during the months of January, April, July, and October.

        Once you have enrolled, your participation continues automatically unless terminated by the Company or you request your Program account be closed (see "TERMINATION" and "CLOSING YOUR ACCOUNT"). If the Company has terminated your participation in the Program or you have requested your Program account be closed and you wish to re-enroll, you must complete all enrollment procedures and satisfy all requirements as if you had never been a participant.


HOW THE PROGRAM WORKS

        By participating in the Program, you authorize the use of your cash dividends on Common Stock held in certificated form and in the Program and your optional cash payments for the purchase of additional shares of Common Stock. Participants wishing to receive some or all of their cash dividends in cash may do so by informing the Company's Shareholder Services Department in writing. If your available credits to the Program do not purchase an exact number of full shares, a fractional share will be credited to your account. All shares subject to dividend reinvestment will earn future dividends, which will be reinvested for you in still more shares of Common Stock, subject to any federal income tax withholding. Any fractional share receives a proportional amount of dividends paid.

OPTIONAL CASH PAYMENTS

        As an eligible participant, you may invest in additional Common Stock by sending your personal checks or money orders (made payable in U.S. dollars and drawn on U.S. banks) to The Procter & Gamble Shareholder Investment Program. You should include with any optional cash payment the tear-off Optional Cash Payment Form from your Program Statement. Failure to submit the tear-off stub with any optional cash payment may result in a delay in investing that optional cash payment. At minimum, your optional cash payment must be accompanied by your Program account number. If your Program account number is not included, your optional cash payment may be returned to you.

        You may also make optional cash payments by authorizing automatic direct debits of one of your checking or savings accounts. Payments are debited from checking and savings accounts on or about the fifth and twentieth days of the month, as designated by you. Participants authorizing direct debits may be charged a set-up fee by their financial institution, but normal bank transaction fees, if any, other than charges for insufficient funds, will be paid by the Company. To use the direct debit feature, your financial institution must be a member of the American Clearing House (ACH). If you wish to use this feature, you must complete and return to the Company's Shareholder Service Department a Direct Debit Form. If you wish to change any aspect of your direct debit selection, you must submit to the Company's Shareholder Service Department a Direct Debit Form with the appropriate changes.

        Wherever possible, payroll deduction may be used to purchase shares for employees of Procter & Gamble. An Application/Deduction Change Form must be filled out and submitted to your Payroll Department with a copy to the Company's Shareholder Services Department. If you wish to change any aspect of your payroll deduction selection, you must submit an Application/Deduction Change Form to your Payroll Department with the appropriate changes.

        The minimum optional cash payment by check, money order or direct debit is $100. There is no minimum optional cash payment for employees of Procter & Gamble who elect to use the payroll deduction feature. You may make optional cash payments of up to a total of $120,000 in a calendar year. There is no obligation to make optional cash payments at any time. Optional cash payments in excess of the $120,000 limit for any calendar year or below the $100 minimum will be returned to you.

DIVIDEND REINVESTMENT

        By participating in the Program you authorize the use of your cash dividends for the purchase of additional shares of the Company's Common Stock. You may choose to reinvest none or only a portion of your cash dividends on the certificated shares of Common Stock registered in your name and the shares of Common Stock held in your Program account by notifying the Company's Shareholder Services Department in writing. If you elect to reinvest only a portion of your cash dividends, you must designate the number of shares, the percentage of your total dividends, or a specified dollar amount for which you wish cash dividends to be reinvested. Dividends not reinvested will be paid to you by check.

        You may also elect to have your cash dividends deposited by the Company directly into one of your bank accounts. To select this option, you should submit to the Shareholder Services Department of the Company a Direct Deposit Form.

        From time to time, you may change the proportion of dividends to be reinvested by notifying the Company's Shareholder Services Department in writing. To be effective, any change in dividend election must be received and accepted by the Company's Shareholder Services Department on or before the record date for such dividend (see the heading "HOW TO ENROLL" for a description of determination of record dates).

INVESTMENT PERIODS

        The Agent maintains control over the times when and the prices at which it purchases shares of Common Stock for the Program, the amounts of Common Stock to be purchased, the manner in which shares of Common Stock are to be purchased and the selection of a broker or dealer through which purchases may be executed. Each day in which the Agent purchases Common Stock for the Program is an "Investment Date". In certain circumstances, the Agent may spread purchases for the Program over two or more days (an "Investment Period," which also includes "Investment Dates"). The Company informs the Agent of the amount of optional cash payments and dividends, if any, available for investment on or about each Friday. If any Friday is not a Business Day, then the Company will inform the Agent of the amount of optional cash payments and dividends available for investment, if any, on or about the next succeeding Business Day. "Business Day" refers to a day on which the Company, the Agent and the New York Stock Exchange are open for business.

        Optional cash payments received on or after 48 hours prior to the completion of any Investment Period will not be available for investment until the next Investment Period. NO INTEREST WILL BE PAID BY THE COMPANY OR THE AGENT ON ANY FUNDS HELD. Refunds will be made of any optional cash payments not already invested if a written request is received by the Company not less than 48 hours before the completion of the next Investment Period or if the optional cash payment is not invested within 35 days of receipt of the optional cash payment by the Company. Dividends not invested within 30 days of the dividend date will also be refunded. No refund of a check or money order will be made until the funds have been actually received by the Company. Accordingly, such refunds may not reach you for up to two weeks from the date the request is received.

PURCHASE AND PRICE OF SHARES

        Purchases will be made by the Agent and may be made on any securities exchange on which such shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms of price, delivery, etc., as the Agent may agree, except that the price may not exceed the current best offer in the consolidated system. The Agent may commingle your funds with those of other participants for the purpose of executing purchases. The Company has no control over the times when and the prices at which the Agent purchases shares of Common Stock for the Program, the amounts of shares of Common Stock to be purchased, the manner in which shares are to be purchased and the selection of a broker or dealer through which purchases may be executed.

    The cost per share of Common Stock purchased for your Program account will be the average price of all shares purchased to satisfy Program requirements for any Investment Period, plus any brokerage charges, enrollment fees, administrative fees and other costs of purchase.

        Dividend and voting rights on purchased shares of Common Stock will commence upon settlement.

COST OF THE PROGRAM

        Program accounts maintained by participants who are not employees or retirees of Procter & Gamble will be charged certain fees to help defray the costs of administering the Program. New Program participants will be charged a $5.00, one-time enrollment fee. The administrative fee on sales and purchases with optional cash payments (excluding those via direct debit) is $2.50 per purchase or sale. The administrative fee on purchases with optional cash payments via direct debit is $1.00 and the administrative fee on purchases with reinvested dividends is five percent (5%) of the purchase up to a maximum of $1.00. Accounts maintained by participants who are employees or retirees of Procter & Gamble will not be charged any enrollment fees or administrative fees. All participants will be charged brokerage charges on sales and purchases and other costs of purchase, none of which will be retained by the Company. Current brokerage charges on sales and purchases and other costs of purchase are approximately $.04 per share, but are subject to change at any time without prior notice. Because purchases and sales for all Program participants are consolidated, your proportional share of brokerage charges and other costs of purchase should be lower than the costs you would normally pay for individual purchases outside the Program.

RECORDS

    The Company will send you a detailed statement for each week in which your Program account has activity. This statement will describe all transactions for the calendar year-to-date. Participants who are employees of Procter & Gamble whose only transactions are payroll deductions will receive statements only once per quarter. Confirmation of payroll deductions for those employees who have selected this feature will be provided on the employee's pay check stub. At a participant's request, the Company will provide replacement statements. The cost of a replacement statement for participants who are not employees or retirees of Procter & Gamble is $5.00 per request. A first-party check or money order must be made payable to The Procter & Gamble Shareholder Investment Program and must accompany the written request.

        You will also receive copies of the communications sent to all other holders of record of Common Stock. All notices, statements and reports will be sent to your last known address. Many States have enacted abandoned property laws which may require the Company, the Custodian or the Agent to remit to the State all stock and dividends held in those Program accounts for which the owner cannot be located. Accordingly, you should promptly notify the Shareholder Services Department of the Company of any change of address.

SHARE CERTIFICATES AND SHARE SAFEKEEPING

        All shares purchased for your Program account are held by the Custodian, an affiliate of the Custodian or a nominee of the custodian or its affiliate. At the time of enrollment in the Program, or at any later time, you may deposit any of your Common Stock certificates with the Company. Shares of Common Stock represented by surrendered certificates will be transferred into the name of the Custodian, an affiliate of the Custodian or a nominee of the Custodian or its affiliate and credited to your Program account. Thereafter, such shares will be treated in the same manner as shares purchased through the Program, including full dividend reinvestment on such shares. If you wish to have none or only a portion of your cash dividends on Common Stock held in your Program account reinvested, then you must notify the Company's Shareholder Department in writing.

        By using the Program's share safekeeping service, you no longer bear the risk associated with loss, theft or destruction of stock certificates. Also, because shares deposited are treated in the same manner as shares purchased through the Program, they may be transferred or sold through the Program. For tax purposes, it is important that you keep records of the original purchase price of these shares for subsequent gain or loss calculations.

        If you wish to deposit Common Stock certificates with the Company, you must complete and return to the Company's Shareholder Services Department, by registered mail, return receipt requested, the Common Stock certificates to be deposited, along with a properly completed Share Safekeeping Form or a letter of instructions. The certificates should not be endorsed.

    Shares held in Program accounts may not be pledged. Any shares of Common Stock you wish to pledge must be converted to certificated shares. If you make a written request to the Company, certificates for some or all of the full shares credited to your account, including any shares deposited under the share safekeeping feature, will be sent to you. If the value of those certificates exceeds $10,000, your signature on the request must be guaranteed by a financial institution that is a member of the "Medallion Stamp Program."

SALE OF SHARES

    At any time, you may request that the Agent sell some or all of the shares of Common Stock credited to your Program account by sending a Shareholder Transaction Form from the Program statement or detailed written instructions to the Company's Shareholder Services Department. The minimum sale is one Share of Common Stock, unless you are closing your account. The Agent usually will sell the requested shares of Common Stock within the next three business days after receipt of your instructions, unless such receipt occurs during the two-day period prior to the dividend record date (the "ex-dividend period") in which case the sale will occur as soon as practicable after the ex-dividend period. Sales of your shares may be made on any securities exchange on which Shares of Common Stock are traded, in the over-the-counter market, or by negotiated transactions, and may be subject to such terms of price, delivery, etc., as the Agent may agree. You will receive proceeds of sales of your shares of Common Stock based upon the average price of all shares sold on the particular sale date, less any brokerage charges, which are currently $.04 per share, administrative fees, any other costs of sale, and any required federal tax withholding, if applicable. Proceeds of the sales will be paid by check. A request to sell all shares held in a Program account of a participant who is not an employee using the payroll deduction feature will be treated as a request from the participant to close his or her Program account and as a request to terminate direct debits, if any. If the value of your sale request exceeds $10,000, your signature on the sale request must be guaranteed by a financial institution that is a member of the "Medallion Stamp Program."

TRANSFER OF SHARES

        If a Program participant wishes to transfer the ownership of all or part of the shares held in the participant's Program account to a Program account for another person, whether by gift, private sale or otherwise, the participant may effect such transfer by mailing a properly completed Shareholder Transaction Form from the Program statement or detailed written instructions to the Company's Shareholder Services Department. Transfers must be of whole shares, unless you are closing your account. Requests for transfer are subject to the same requirements as for the transfer of Common Stock certificates, including the requirement of a Medallion signature guarantee on the stock assignment or Shareholder Transaction Form from the Program statement. Transfer requests should include the name, address and taxpayer identification number of the transferee.

        Shares so transferred will continue to be held by the Custodian under the Program. An account will be opened in the name of the transferee, if he or she is not already a Program participant, and such transferee will automatically be enrolled in the Program. If the transferee is not already a registered shareholder or a Program participant, the transferor may make a reinvestment election for the transferee at the time of the transfer. If the transferor does not make a reinvestment election, then full dividend reinvestment will be assumed for all of the transferred shares.

        Statements of transfers will be sent to the transferor and transferee within two Business Days after the transfer has been registered.

CLOSING YOUR ACCOUNT

        You may request that the Company close your Program account at any time by giving written notice on a Shareholder Transaction Form from the Program statement or in a detailed letter of instructions. If you are using the payroll deduction feature, you must also notify your Payroll Department prior to closing your account via an Application/Deduction Change Form. If the request to close your account is received by the Company on or after the record date for a dividend payment, the dividend will be included with the sales check. Any optional cash payments which had been sent to the Company prior to the request to withdraw from the Program will be invested unless return of the optional cash payment is expressly requested in the request for withdrawal and the request for withdrawal is received at least 48 hours prior to the completion of the next Investment Period. A request to close your Program account will also be treated as a request to cease any direct debits authorized with respect to your checking or savings accounts.

        Upon withdrawal, you may receive a certificate for the number of full shares of Common Stock credited to your Program account and a check for any fractional share. Any fractional share will be aggregated with other shares to be sold under the Program on a particular day. The price you will receive for any fractional share will be calculated pursuant to the procedures outlined under the heading "SALE OF SHARES." If you prefer, all shares held for you will be sold and you will receive a check for the net proceeds pursuant to the procedures outlined under "SALE OF SHARES." If your request to close your Program account does not contain instructions regarding the disposition of your shares, all your shares will be sold.

        After your Program account has been closed, if you wish to re-enroll, you must satisfy all enrollment and eligibility procedures as discussed under the headings "ELIGIBILITY" and "HOW TO ENROLL."

TERMINATION

        The Company reserves the right to terminate your participation in the Program if your Program account balance falls below one whole share of Common Stock for a period of six months or more. If the Company terminates your participation for this reason, you will receive a check for your fractional share in the same manner as if you had chosen to close your account in the Program. After your participation in the Program has terminated, no further investments may be made without re-enrolling in the Program pursuant to the procedures outlined under the headings "ELIGIBILITY" and "HOW TO ENROLL."

        The Company reserves the right to amend or terminate the Program at any time and, upon any termination, to take appropriate action required to cause a distribution to you of all whole shares, the cash value of any fractional share, and any cash held in your account.

TAX INFORMATION

        Although your dividends will be reinvested, they are subject to income tax as if they were paid to you in cash. You may also be subject to income tax on gains resulting from sales of your shares. You should consult with your own tax adviser concerning your personal tax situation.

     In addition to your periodic statements, you will also receive after the end of each calendar year a statement summarizing all the transactions in your account for that year. YOU SHOULD RETAIN THIS STATEMENT FOR INCOME TAX PURPOSES. Further, after the end of each calendar year you will be sent an Information Return summarizing dividends paid (i.e. a 1099-DIV or 1042S) to you during the prior year and an Information Return summarizing gross sales transactions (i.e. 1099-B) during the prior year, if any. The Program must provide copies of these Information Returns to the U. S. Internal Revenue Service. Although the Company makes efforts to assist Program participants by providing periodic statements and other reports, Program participants have the ultimate responsibility for maintaining their own records for tax and other purposes.

VOTING

        You will be given the opportunity to vote the total number of shares held in your Program account as of the record date for any shareholder vote.

STOCK DIVIDENDS AND SPLITS

        Appropriate adjustments in the number of shares of Common Stock registered under the Program will be made to give effect to any stock splits, stock dividends or similar changes in the Common Stock. Any stock dividends or split shares distributed by the Company on shares of its Common Stock held by the Custodian, an affiliate of the Custodian or a nominee of the Custodian or its affiliate for you will be credited to your account. In the event the Company makes available to its holders of Common Stock rights to purchase additional shares, debentures, or other securities, the Agent will sell rights accruing to shares held by the Custodian, an affiliate of the Custodian or a nominee of the Custodian or its affiliate for participants and invest the resulting funds in additional shares of Common Stock for the account of each participant during the next Investment Period following receipt of such funds. Accordingly, if you wish to exercise any such rights, you should request the Company to issue certificates for shares held in your account to receive such rights directly.

LIABILITY

        Neither the Company, the Custodian, nor the Agent shall be liable under the Program for any act done in good faith or any good faith omission to act including, without limitation, any claims for liability (1) arising out of failure to terminate the participant's participation in the Program upon the participant's death; (2) with respect to the prices at which shares are purchased or sold for a participant's account and the times at which purchases or sales are made; and (3) in connection with the value of shares after their purchase by the Agent.

        THE PROGRAM DOES NOT REPRESENT A CHANGE IN THE DIVIDEND POLICY OF THE COMPANY, WHICH WILL CONTINUE TO DEPEND ON EARNINGS, FINANCIAL REQUIREMENTS AND OTHER FACTORS. SHAREHOLDERS WHO DO NOT WISH TO PARTICIPATE IN THE PROGRAM WILL CONTINUE TO RECEIVE CASH DIVIDENDS, AS DECLARED, BY CHECK, IN THE USUAL MANNER.

        THE COMPANY CANNOT ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PROGRAM.

GOVERNING LAW

        The terms and conditions of the Program and its operation shall be governed by the laws of the State of Ohio without regard to the choice of law provisions of the State of Ohio, whether common law or statutory.

CORRESPONDENCE

        All inquiries regarding the Shareholder Investment Program should be addressed to:

        (For U.S. Mail)

        The Procter & Gamble Company
        Shareholder Services Department
        Shareholder Investment Program
        P. O. Box 5572
        Cincinnati, OH  45201-5572

        (For Delivery Services)

        The Procter & Gamble Company
        Shareholder Services Department
        One Procter & Gamble Plaza
        Cincinnati, OH 45202

        Phone:  (800) 742-6253 (within U.S. only) or (513) 983-5688


                          DESCRIPTION OF CAPITAL STOCK

    The Company's Amended Articles of Incorporation (the "Amended Articles of Incorporation") authorize the issuance of 5,000,000,000 shares of Common Stock, 600,000,000 shares of Class A Preferred Stock and 200,000,000 shares of Class B Preferred Stock all of which are without par value ("Common Stock," "Class A Preferred Stock," and "Class B Preferred Stock," respectively). The holders of Common Stock and Class A Preferred Stock are entitled to one non-cumulative vote per share on each matter submitted to a vote of shareholders. The holders of Class B Preferred Stock are not entitled to vote other than as provided by law.

        The holders of Class A Preferred Stock and Class B Preferred Stock have the right to receive dividends prior to the payment of dividends on the Common Stock. The Board of Directors of the Company (the "Board"), which is divided into three classes, has the power to determine certain terms relative to any Class A Preferred Stock and Class B Preferred Stock to be issued, such as the power to establish different series and to set dividend rates, the dates of payment of dividends, the cumulative dividend rights and dates, redemption rights and prices, sinking fund requirements, restrictions on the issuance of such shares or any series thereof, liquidation price and conversion rights. Also, the Board may fix such other express terms as may be permitted or required by law. In the event of any liquidation, dissolution or winding up, the holders of the Common Stock are entitled to receive as a class, pro rata, the residue of the assets after payment of the liquidation price to the holders of Class A Preferred Stock and Class B Preferred Stock.

    The Board has determined the terms of shares of Class A Preferred Stock issued as Series A ESOP Convertible Class A Preferred Stock, which can only be held by an employee stock ownership plan or other benefit plan of the Company. Upon transfer of Series A ESOP Convertible Class A Preferred Stock to any other person, such transferred shares shall be automatically converted into shares of Common Stock. Each share of Series A ESOP Convertible Class A Preferred Stock has a liquidation price of $13.75 per share (as adjusted for the stock splits on October 20, 1989, May 15, 1992 and August 22, 1997), is redeemable by the Company or the holder, is convertible at the option of the holder into one share of Common Stock, has certain anti-dilution protections associated with the conversion rights and has a cumulative dividend of $1.015 per year, subject to adjustment from time to time as hereinafter provided, (such amount, as adjusted from time to time, being hereinafter referred to as the "Preferred Dividend Rate"), payable quarterly, one-fourth on the third day of March, one-fourth on the third day of June, one-fourth on the third day of September, and one-fourth on the third day of December of each year (each a "Dividend Payment Date") commencing on June 3, 1989, to holders of record at the start of business on such Dividend Payment Date, provided that if the Board of Directors has declared since the prior Dividend Payment Date a quarterly dividend on the Common Stock at a rate that exceeds one-fourth of the Preferred Dividend Rate in effect on such day, the holders of record on the start of business on the payment date for such dividend on the Common Stock shall be entitled to receive a cash dividend in an amount per share equal to the quarterly dividend declared on a share of Common Stock, payable on the same date as such dividend on the Common Stock, and provided further that the Dividend Payment Date for the Series A Preferred Stock shall thereafter be the same date as the payment date for the dividend on the Common Stock or if no dividend is declared on the Common Stock in any quarter, the Dividend Payment Date shall be, as appropriate, the fifteenth day of February, May, August or November or if such days are not a day on which the New York Stock Exchange is open for business, then the next preceding day when the New York Stock Exchange is open for business. Appropriate adjustments to dividends and liquidation price will be made to give effect to any stock splits, stock dividends or similar changes to the Series A ESOP Convertible Class A Preferred Stock.

        The Board has also determined the terms of shares of Class A Preferred Stock issued as Series B ESOP Convertible Class A Preferred Stock. Each share of Series B ESOP Convertible Class A Preferred Stock has a liquidation price of $26.12 per share, (as adjusted for the stock splits on May 15, 1992 and August 22, 1997) is redeemable by the Company or the holder under certain circumstances, is convertible at the option of the holder into one share of Common Stock, has certain anti-dilution protections associated with the conversion rights and has a cumulative dividend of $2.06 per year, subject to adjustment from time to time as hereinafter provided, (such amount, as adjusted from time to time, being hereinafter referred to as the "Series B Preferred Dividend Rate"), payable quarterly, one-fourth on the twenty-seventh day of November, one-fourth on the twenty-seventh third day of February, one-fourth on the twenty-seventh day of May, and one-fourth on the twenty-seventh day of August of each year (each a "Series B Dividend Payment Date") commencing on August 27, 1993, to holders of record at the close of business on the second Friday of the relevant Series B Dividend Payment Date month, provided that if the Board of Directors has declared since the prior Dividend Payment Date a quarterly dividend on the Common Stock at a rate that exceeds one-fourth of the Preferred Dividend Rate in effect on such day, the holders of record on the start of business on the payment date for such dividend on the Common Stock shall be entitled to receive a cash dividend in an amount per share equal to the quarterly dividend declared on a share of Common Stock, payable on the same date as such dividend on the Common Stock, and provided further that the Dividend Payment Date for the Series B Preferred Stock shall thereafter be the same date as the payment date for the dividend on the Common Stock or if no dividend is declared on the Common Stock in any quarter, the Dividend Payment Date shall be, as appropriate, the fifteenth day of February, May, August or November or if such days are not a day on which the New York Stock Exchange is open for business, then the next preceding day when the New York Stock Exchange is open for business. Appropriate adjustments to dividends and liquidation price will be made to give effect to any stock splits, stock dividends or similar changes to the Series B ESOP Convertible Class A Preferred Stock.

        No shares of Class B Preferred Stock are currently issued.

        All of the issued shares of Common Stock of the Company are fully paid and non-assessable. Common Stock does not have any conversion rights and is not subject to any redemption provisions. No holder of shares of any class of the Company's capital stock has or shall have any right, pre-emptive or other, to subscribe for or to purchase from the Company any of the shares of any class of the Company hereafter issued or sold. No shares of any class of the Company's capital stock are subject to any sinking fund provisions or to calls, assessments by, or liabilities of the Company.

        The Amended Articles of Incorporation provide that actions submitted to shareholders may be taken if approved by a majority of shares entitled to vote thereon, except that certain transactions require the affirmative vote of holders of at least 80% of the outstanding shares of stock entitled to vote thereon, considered for this purpose to be voting as one class. Such transactions include certain repurchases of the Company's shares from, mergers or consolidations with, sales, leases, exchanges, transfers or other dispositions by the Company of substantial assets to or with, the purchase by the Company of assets or securities having an aggregate fair market value of less than $50,000,000 from, the issuance or transfer of any of the Company's securities to, the adoption of any plan for dissolution, liquidation, spin-off, split-up of the Company or recapitalization or reclassification of any securities of the Company, proposed by or on behalf of, and other material transactions with a person (except one of the Company's employee benefit plans) who owns more than 5% of the Company's outstanding shares of capital stock entitled to vote generally in the election of Directors. Amendments to the Amended Articles of Incorporation which change the supermajority voting provisions must also be approved by 80% of the outstanding shares entitled to vote thereon. The supermajority voting provisions remain in effect until the date of the annual shareholders meeting in the year 2000.


                                  LEGAL OPINION

        The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Chris B. Walther, Esq., Senior Counsel, The Procter & Gamble Company. Mr. Walther is a contingent owner of shares of Common Stock and may be a participant in the Program.


                                     EXPERTS

    The consolidated financial statements of the Company and its subsidiaries incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated July 31, 1997 which is incorporated herein by reference, and has been so incorporated in reliance upon report of such firm given upon their authority as experts in auditing and accounting.

          ==========                                ==========


     NO PERSON HAS BEEN AUTHORIZED
TO GIVE ANY INFORMATION OR TO MAKE
ANY REPRESENTATIONS OTHER THAN
THOSE CONTAINED OR INCORPORATED BY             18,431,661 SHARES OF COMMON
REFERENCE IN THIS PROSPECTUS AND               STOCK (WITHOUT PAR VALUE) OF
IF GIVEN OR MADE, SUCH INFORMATION
OR REPRESENTATIONS MUST NOT BE                 THE PROCTER & GAMBLE COMPANY
RELIED UPON AS HAVING BEEN
AUTHORIZED.  THIS PROSPECTUS DOES                TO PARTICIPANTS IN THE
NOT CONSTITUTE AN OFFER TO SELL                     PROCTER & GAMBLE
OR THE SOLICITATION OF AN OFFER TO               SHAREHOLDER INVESTMENT
BUY ANY SECURITIES OTHER THAN THE                      PROGRAM
SECURITIES DESCRIBED IN THIS
PROSPECTUS, OR AN OFFER TO SELL
OR THE SOLICITATION OF AN
OFFER TO BUY SUCH SECURITIES IN
ANY CIRCUMSTANCES IN WHICH SUCH
OFFER OR SOLICITATION IS UNLAWFUL.
NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE
HEREUNDER OR THEREUNDER SHALL, UNDER
ANY CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THE INFORMATION
CONTAINED OR INCORPORATED BY
REFERENCE HEREIN OR THEREIN IS
CORRECT AS OF ANY TIME SUBSEQUENT
TO THE DATE OF SUCH INFORMATION.

         ---------------

              TABLE OF CONTENTS

            PROSPECTUS

                                  PAGE
                                  ----

Available Information  . . . . . . .                  PROCTER & GAMBLE LOGO
Incorporation of Certain
  Information by Reference . . . . .
The Company  . . . . . . . . . . . .
Use of Proceeds  . . . . . . . . . .
Terms and Conditions of the
  Shareholder Investment Program . .
    Overview . . . . . . . . . . . .
    Eligibility  . . . . . . . . . .
    How to Enroll  . . . . . . . . .
    How the Program Works  . . . . .
    Optional Cash Payments . . . . .
    Dividend Reinvestment  . . . . .
    Investment Periods . . . . . . .
    Purchase and Price of Shares . .
    Cost of the Program  . . . . . .
    Records  . . . . . . . . . . . .
    Share Certificates and Share
      Safekeeping  . . . . . . . . .
    Sale of Shares . . . . . . . . .
    Transfer of Shares . . . . . . .
    Closing Your Account . . . . . .
    Termination  . . . . . . . . .
    Tax Information  . . . . . . . .
    Stock Dividends and Splits . .
    Liability  . . . . . . . . . .
    Governing Law  . . . . . . . .
    Correspondence . . . . . . . .
Description of Capital Stock . . .
Legal Opinion . . . . . . . . . . .
Experts . . . . . . . . . . . . . .

          ============                              ============




                                     Part II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution*

    The following is an itemized statement of estimated expenses to be incurred in connection with the shares of Common Stock:

Securities and Exchange Commission
    registration fee (actual)                                   $245,259
Printing and engraving expenses                                   30,000
Accounting fees and expenses                                      15,000
Legal fees and expenses                                           15,000
Blue sky and legal investment fees
    and expenses                                                  12,000
Miscellaneous                                                      3,000

                                  Total                         $320,259

   *The expenses are the same as reported in the original filing of Registration Statement No. 33-59257, when filed on May 11, 1995, except that an additional $5,000 is included for estimated for Blue Sky and legal investment fees and expenses.

Item 15. Indemnification of Directors and Officers.

         Section 1701.13(E) of the Ohio Revised Code (the "Revised Code") provides as follows:

                  (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

                           (a) Any claim, issue, or matter as to which such
                  person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

                           (b) Any action or suit in which the only liability
                  asserted against a director is pursuant to section 1701.95 of the Revised Code.

                  (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

                  (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

                           (a) By a majority vote of a quorum consisting of
                  directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

                           (b) If the quorum described in division (E)(4)(a) of
                  this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

                           (c) By the shareholders;

                           (d) By the court of common pleas or the court in
                  which such action, suit, or proceeding referred to in division
                  (E)(1) or (2) of this section was brought.

                  Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division
         (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

                  (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

                           (i) Repay such amount if it is proved by clear and
                  convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                           (ii) Reasonably cooperate with the corporation
                  concerning the action, suit, or proceeding.

                  (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division
         (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

                  (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                  (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

                  (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5),
         (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to divisions (E)(5), (6), or (7).

             (9) As used in division (E) of this section, "corporation" include all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

         Section 1701.13 (F)(7) of the Revised Code provides as follows:

                  (F) In carrying out the purposes stated in its articles and subject to limitations prescribed by law or in its articles, a corporation may:

                  (7) Resist a change or potential change in control of the corporation if the directors by a majority vote of a quorum determine that the change or potential change is opposed to or not in the best interests of the corporation:

                           (a) Upon consideration of the interests of the
                  corporation's shareholders and any of the matters set forth in division (E) of section 1701.59 of the Revised Code; or

                           (b) Because the amount or nature of the indebtedness
                  and other obligations to which the corporation or any successor or the property of either may become subject in connection with the change or potential change in control provides reasonable grounds to believe that, within a reasonable period of time, any of the following would apply:

                                    (i) The assets of the corporation or any
                           successor would be or become less than its liabilities plus its stated capital, if any;

                                    (ii) The corporation or any successor would
                           be or become insolvent;

                                    (iii) Any voluntary or involuntary
                           proceeding under the federal bankruptcy laws concerning the corporation or any successor would be commenced by any person.


         Section 1701.59 of the Revised Code provides as follows:

                  (A) Except where the law, the articles, or the regulations require action to be authorized or taken by shareholders, all of the authority of a corporation shall be exercised by or under the direction of its directors. For their own government, the directors may adopt bylaws that are not inconsistent with the articles or the regulations. The selection of a time frame for the achievement of corporate goals shall be the responsibility of the directors.

                  (B) A director shall perform his duties as a director, including his duties as a member of any committee of the directors upon which he may serve, in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In performing his duties, a director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by:

                           (1) One or more directors, officers, or employees of
                  the corporation who the director reasonably believes are reliable and competent in the matters prepared or presented;

                           (2) Counsel, public accountants, or other persons as
                  to matters that the director reasonably believes are within the person's professional or expert competence;

                           (3) A committee of the directors upon which he does
                  not serve, duly established in accordance with a provision of the articles or the regulations, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

                  (C) For purposes of division (B) of this section:

                           (1) A director shall not be found to have violated
                  his duties under division (B) of this section unless it is proved by clear and convincing evidence that the director has not acted in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances, in any action brought against a director, including actions involving or affecting any of the following:

                                    (a) A change or potential change in control
                           of the corporation, including a determination to resist a change or potential change in control made pursuant to division (F)(7) of section 1701.13 of the Revised Code;

                                    b) A termination or potential termination of
                           his service to the corporation as a director;

                                    (c) His service in any other position or
                           relationship with the corporation.

                           (2) A director shall not be considered to be acting
                  in good faith if he has knowledge concerning the matter in question that would cause reliance on information, opinions, reports, or statements that are prepared or presented by the persons described in divisions (B)(1) to (3) of this section to be unwarranted.

                           (3) Nothing contained in this division limits relief
                  available under section 1701.60 of the Revised Code.

                  (D) A director shall be liable in damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation. Nothing contained in this division affects the liability of directors under section 1701.95 of the Revised Code or limits relief available under section 1701.60 of the Revised Code. This division does not apply if, and only to the extent that, at the time of a director's act or omission that is the subject of complaint, the articles or the regulations of the corporation state by specific reference to this division that the provisions of this division do not apply to the corporation.

                  (E) For purposes of this section, a director, in determining what he reasonably believes to be in the best interests of the corporation, shall consider the interests of the corporation's shareholders and, in his discretion, may consider any of the following:

                           (1) The interests of the corporation's employees,
                  suppliers, creditors, and customers;

                           (2) The economy of the state and nation;

                           (3) Community and societal considerations;

                           (4) The long-term as well as short-term interests of
                  the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

                  (F) Nothing contained in division (C) or (D) of this section affects the duties of either of the following:

                           (1) A director who acts in any capacity other than
                  his capacity as a director;

                           (2) A director of a corporation that does not have
                  issued and outstanding shares that are listed on a national securities exchange or are regularly quoted in an over-the-counter market by one or more members of a national or affiliated securities association, who votes for or assents to any action taken by the directors of the corporation that, in connection with a change in control of the corporation, directly results in the holder or holders of a majority of the outstanding shares of the corporation receiving a greater consideration for their shares than other shareholders.

         Section 1701.95 of the Revised Code provides as follows:

                  (A)(1) In addition to any other liabilities imposed by law upon directors of a corporation and except as provided in division (B) of this section, directors shall be jointly and severally liable to the corporation as provided in division (A)(2) of this section if they vote for or assent to any of the following:

                           (a) The payment of a dividend or distribution, the
                  making of a distribution of assets to shareholders, or the purchase or redemption of the corporation's own shares, contrary to law or the articles;

                           (b) A distribution of assets to shareholders during
                  the winding up of the affairs of the corporation, on dissolution or otherwise, without the payment of all known obligations of the corporation or without making adequate provision for their payment;

                           (c) The making of a loan, other than in the usual
                  course of business, to an officer, director, or shareholder of the corporation, other than in either of the following cases:

                                    (i) In the case of a savings and loan
                           association or of a corporation engaged in banking or in the making of loans generally;

                                    (ii) At the time of the making of the loan,
                           a majority of the disinterested directors of the corporation voted for the loan and, taking into account the terms and provisions of the loan and other relevant factors, determined that the making of the loan could reasonably be expected to benefit the corporation.

                           (2)(a) In cases under division (A)(1)(a) of this
                  section, directors shall be jointly and severally liable up to the amount of the dividend, distribution, or other payment, in excess of the amount that could have been paid or distributed without violation of law or the articles but not in excess of the amount that would inure to the benefit of the creditors of the corporation if it was insolvent at the time of the payment or distribution or there was reasonable ground to believe that by such action it would be rendered insolvent, plus the amount that was paid or distributed to holders of shares of any class in violation of the rights of holders of shares of any other class.

                           (b) In cases under division (A)(1)(b) of this
                  section, directors shall be jointly and severally liable to the extent that the obligations of the corporation that are not otherwise barred by statute are not paid or for the payment of which adequate provision has not been made.

                      (c) In cases under division (A)(1)(c) of this section,
                  directors shall be jointly and severally liable for the amount of the loan with interest on it at the rate specified in division (A) of section 1343.03 of the Revised Code until the amount has been paid.

             (B)(1) A director is not liable under division (A)(1) (a) or (b) of this section if, in determining the amount available for any dividend, purchase, redemption, or distribution to shareholders, the director in good faith relied on a financial statement of the corporation prepared by an officer or employee of the corporation in charge of its accounts or certified by a public accountant or firm of public accountants, or the director in good faith considered the assets to be of their book value, or the director followed what the director believed to be sound accounting and business practice.

                  (2) A director is not liable under division (A)(1)(c) of this section for making any loan to, or guaranteeing any loan to or other obligation of, an employee stock ownership plan, as defined in section 4975(e)(7) of the Internal Revenue Code.

             (C) A director who is present at a meeting of the directors or a committee of the directors at which action on any matter is authorized or taken and who has not voted for or against the action shall be presumed to have voted for the action unless that director's written dissent from the action is filed, either during the meeting or within a reasonable time after the adjournment of the meeting, with the person acting as secretary of the meeting or with the secretary of the corporation.

             (D) A shareholder who knowingly receives any dividend, distribution, or payment made contrary to law or the articles shall be liable to the corporation for the amount received by that shareholder that is in excess of the amount that could have been paid or distributed without violation of law or the articles.

             (E) A director against whom a claim is asserted under or pursuant to this section and who is held liable on the claim shall be entitled to contribution, on equitable principles, from other directors who also are liable. In addition, any director against whom a claim is asserted under or pursuant to this section or who is held liable shall have a right of contribution from the shareholders who knowingly received any dividend, distribution, or payment made contrary to law or the articles, and those shareholders as among themselves shall also be entitled to contribution in proportion to the amounts received by them respectively.

             (F) No action shall be brought by or on behalf of a corporation upon a cause of action arising under division (A)(1) or (2) of this section after two years from the day on which the violation occurs.

             (G) Nothing contained in this section shall preclude any creditor whose claim is unpaid from exercising the rights that that creditor otherwise would have by law to enforce that creditor's claim against assets of the corporation paid or distributed to shareholders.

                  (H) The failure of a corporation to observe corporate formalities relating to meetings of directors or shareholders in connection with the management of the corporation's affairs shall not be considered a factor tending to establish that the shareholders have personal liability for corporate obligations.


         Section 8 of Article III of the Company's Regulations provides as follows:

                  Section 8. Indemnification of Directors and Officers. The Company shall indemnify each present and future Director and officer, his heirs, executors and administrators against all costs, expenses (including attorneys' fees), judgments, and liabilities, reasonably incurred by or imposed on him in connection with or arising out of any claim or any action, suit or proceeding, civil or criminal, in which he may be or become involved by reason of his being or having been a Director or officer of the Company, or of any of its subsidiary companies, or of any other company in which he served or serves as a Director or officer at the request of the Company, irrespective of whether or not he continues to be a Director or an officer at the time he incurs or becomes subjected to such costs, expenses (including attorneys' fees), judgments, and liabilities; but such indemnification shall not be operative with respect to any matter as to which in any such action, suit or proceeding he shall have been finally adjudged to have been derelict in the performance of his duties as such Director or officer. Such indemnification shall apply when the adjudication in such action, suit or proceeding is otherwise than on the merits and also shall apply when a settlement or compromise is effected, but in such cases indemnification shall be made only if the Board of Directors of the Company, acting at a meeting at which a majority of the quorum of the Board is unaffected by self interest, shall find that such Director or officer has not been derelict in the performance of his duty as such Director or officer with respect to the matter involved, and shall adopt a resolution to that effect and in cases of settlement or compromise shall also approve the same; in cases of settlement or compromise such indemnification shall not include reimbursement of any amounts which by the terms of the settlement or compromise are paid or payable to the Company itself by the Director or officer (or in the case of a Director or officer of a subsidiary or another company in which such Director or officer is serving at the request of the Company any amounts paid or payable by such Director or officer to such company). If the Board of Directors as herein provided refuses or fails to act or is unable to act due to the self interest of some or all of its members, the Company at its expense shall obtain the opinion of counsel and indemnification shall be had only if it is the opinion of such counsel that the Director or officer has not been derelict in the performance of his duties as such Director or officer with respect to the matter involved.

                  The right of indemnification provided for in this section shall not be exclusive of other rights to which any Director or officer may be entitled as a matter of law and such rights, if any, shall also inure to the benefit of the heirs, executors or administrators of any such Director or officer.

         The Company's Directors, officers and certain other key employees of the Company are insured by directors and officers liability insurance policies. The Company pays the premiums for this insurance. The Company's basic directors and officers liability insurance provides coverage up to an annual aggregate liability limitation of $25,000,000. The Company has also contracted for excess directors and officers liability insurance coverage with an annual aggregate liability limitation of $125,000,000.

         The Company's Directors, officers and certain other key employees of the Company are insured against liabilities arising under the Employee Retirement Income Security Act of 1974 and certain other liabilities by fiduciary responsibility insurance with an annual aggregate liability limitation of $30,000,000.


ITEM 16.  EXHIBITS

Exhibit No.                                  Description
-----------                                  -----------

         *(4)(a)         --Amended Articles of Incorporation.
        **(4)(b)         --Regulations.
          (23)           --Consent of Deloitte & Touche LLP.
----------------------
     *    Incorporated by reference to the Company's 8-K filed on October 15,
          1997
 ** Incorporated by reference to Exhibit (3-2) of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1993.

Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on December 9, 1997.

THE PROCTER & GAMBLE COMPANY



By /s/JOHN E. PEPPER
   ------------------------
John E. Pepper
Chairman of the Board and Chief Executive


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 9, 1997.

                Signature                                        Title


/s/JOHN E. PEPPER
--------------------                   Chairman of the Board and Chief Executive
John E. Pepper                         and Director


/s/ERIK G. NELSON
--------------------                   Senior Vice President (Chief Financial
Erik G. Nelson                         Officer)


   /s/DAVID R. WALKER
--------------------                   Vice President and Comptroller
David R. Walker


/s/EDWIN L. ARTZT
--------------------
Edwin L. Artzt                         Director


/s/NORMAN R. AUGUSTINE
--------------------
Norman R. Augustine                    Director


/s/DONALD R. BEALL
--------------------
Donald R. Beall                        Director


/s/GORDON F. BRUNNER
--------------------
Gordon F. Brunner                      Director



/s/RICHARD B. CHENEY
---------------------
Richard B. Cheney                      Director


/s/HARALD EINSMANN
--------------------
Harald Einsmann                        Director


/s/RICHARD J. FERRIS
--------------------
Richard J. Ferris                      Director


/s/JOSEPH T. GORMAN
-------------------
Joseph T. Gorman                       Director


/s/DURK I. JAGER
-------------------
Durk I. Jager                          Director


/s/CHARLES R. LEE
-------------------
Charles R. Lee                         Director


/s/LYNN M. MARTIN
------------------
Lynn M. Martin                         Director


/s/JOHN C. SAWHILL
------------------
John C. Sawhill                        Director


/s/JOHN F. SMITH, JR.
--------------------
John F. Smith, Jr.                     Director


/s/RALPH SNYDERMAN
--------------------
Ralph Snyderman                        Director


/s/ROBERT D. STOREY
--------------------
Robert D. Storey                       Director


/s/MARINA V.N. WHITMAN
--------------------
Marina v.N. Whitman                   Director





                                  EXHIBIT INDEX

Exhibit No.                                  Description
-----------                                  -----------


         *(4)(a)         --Amended Articles of Incorporation.
        **(4)(b)         --Regulations.
          (23)           --Consent of Deloitte & Touche LLP.
----------------------
   * Incorporated by reference to the Company's 8-K filed on October 15, 1997.
 ** Incorporated by reference to Exhibit (3-2) of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1993.